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Exhibit 99.1

        PRESS RELEASE


                                   CONTACT:  E. Wayne Ray, Jr.
                                             Chief Financial Officer
                                             (713) 529-3251
                                             Elizabeth B. Woodard
                                             Vice President & General Counsel
                                             (713) 525-9502



For immediate release

RIVIANA FOODS AND EBRO PULEVA CLOSE JOINT VENTURE TRANSACTION IN UNITED KINGDOM

         Houston, Texas (March 30, 2004) - RIVIANA FOODS INC. (NASDAQ/NMS:
RVFD) announced today that it has closed the previously announced transaction with its European joint venture partner, Ebro Puleva, S.A., which creates a new United Kingdom joint venture combining Riviana's U.K. subsidiary, Stevens & Brotherton Ltd. (S&B), with Ebro Puleva's subsidiary, Joseph Heap & Sons, Ltd.

         S&B markets and distributes branded and private label rice, dried fruit and other food products in the U.K. Heap is a major supplier of rice flour and bulk rice to industrial customers and also offers the Peacock(R) rice brand to ethnic foodservice markets.

         According to Rivana President and Chief Executive Officer Joseph A. Hafner, Jr., the combined organization allows Riviana an opportunity to benefit from the relative strengths of both companies in the U.K. market. The company will be owned 51% by Ebro Puleva and 49% by Riviana.

         Ebro Puleva, S.A. is the leading Spanish food group, with interests in sugar, dairy and rice products. Its brands include Puleva(R) dairy products, Azucarera(R) sugar, Cigala(R) rice, Oryza(R) rice and Bosto(R) rice.

                                     -more-
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         Based in Houston, Texas, Riviana Foods Inc. is one of the largest processors, marketers and distributors of branded and private label rice products in the United States. Principal brands include MAHATMA(R), CAROLINA(R) and SUCCESS(R). The Company has additional food operations in Central America and Europe. Visit our website at www.riviana.com.
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         This press release includes forward-looking statements under the rules of the Securities and Exchange Commission. Although the Company believes that the expectations reflected in these statements are based upon reasonable assumptions, Riviana can give no assurance that these expectations will be achieved.

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